Duma Energy Begins Gravity Magnetics Survey in Namibia, Africa

New Survey to Delineate Seismic Acquisition Program

Houston, Texas - July 9, 2013 - Duma Energy Corp. (OTCBB: DUMA) is pleased to announce the start of a high-resolution gravity and magnetics survey over its exploration concession in the Owambo Basin in northern Namibia. The survey will be flown by UK-based Bridgeporth Ltd. and will cover Blocks 1714A, 1715, 1814A, 1815A. The 21,200 square km (5.3 million acre) concession extends from the northern BORDER=0 of Etosha Park to Angola, an area approximately the size of Massachusetts.

Less than 15% of the concession is covered by a vintage (1960-1990) 2D dataset. The survey will be flown at much higher spatial resolution than previous surveys, enabling Duma and its partner, Hydrocarb Energy, to delineate the structural setting and depth to basement model of the Owambo Basin with more accuracy. A regional modern 2D seismic data grid will be acquired the first half of next year.

Jeremy G. Driver, Chairman and CEO of Duma stated, "We are eager to begin this phase of our work program as the operator's previous field analysis indicates the potential existence of an active petroleum system in the Owambo Basin with an estimated resource potential of more than a billion barrels of oil. This is an important prerequisite toward successfully exploring this large concession and taking the next step toward a seismic acquisition program."

Hydrocarb signed a Petroleum Agreement in 2011 with Namibia and in August 2012, Duma farmed in as a 39% working interest partner. With an initial exploration period of four years, this work puts the exploration objectives ahead of schedule.

About Hydrocarb Energy Corporation
Hydrocarb Energy Corporation is a privately held energy exploration and production company targeting major under-explored oil and gas projects in emerging, highly prospective regions of the world. With headquarters in Houston, Texas we maintain offices in Abu Dhabi, UAE and Windhoek, Namibia. For further information: www.hydrocarb.com

About Duma Energy Corp.
Duma Energy Corp. (OTCBB: DUMA) is an aggressive growth company actively producing oil and gas in the continental United States, both on and offshore. Duma also has a significant interest in a 5.3 million-acre concession in the Republic of Namibia in southern Africa. Duma Energy will continue increasing revenue, cash flow, and reserves while pursuing aggressive growth through acquisition and participation in projects with the potential of providing exponential returns for shareholders. For further information: www.duma.com.

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